SUNEDISON SEMICONDUCTOR REPORTS FIRST QUARTER 2015 RESULTS

St. Peters, Missouri, May 7, 2015 -- SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) ("SunEdison Semiconductor" or the “Company”) today reported financial results for the first quarter ended March 31, 2015.

Highlights:

•	Operating cash flow of $34.6 million, up compared to $8.9 million in the prior quarter

•	Gross profit dollars and margin up significantly year-over-year despite a decline in pricing

•	SOI continues strong sequential growth trajectory

Results Review
Net sales for the 2015 first quarter were $199.4 million, down 3.2% sequentially compared to $205.9 million in the 2014 fourth quarter and down 3.3% compared to the prior year. The primary driver of both sequential and year-over-year declines was lower prices. Sequential declines were partially offset by an improved sales mix as EPI and SOI revenue grew.
Gross profit for the 2015 first quarter fell 26.8% to $17.2 million, or 8.6% of net sales, compared to $23.5 million, or 11.4% of net sales, for the 2014 fourth quarter. Compared to the prior year, gross profit grew 107.2%, representing 460 basis points of margin expansion year-over-year. Gross profit and gross margin percentage declined sequentially primarily due to lower pricing and increased year-over-year due to higher unit volume and lower manufacturing cost which more than offset lower pricing.
"I am pleased with our financial performance over the past quarter. Although we have made excellent progress lowering our cost structure since our IPO last year, we have not yet seen the improvement in the industry pricing that we have been expecting. Pricing appears to be stabilizing and utilization remains high across the industry and in our plants,” said Shaker Sadasivam, SunEdison Semiconductor's President and Chief Executive Officer. "We will continue to focus on factors under our control such as growing our SOI business, where growth and margins are above average, and evaluating opportunities to further reduce costs and improve plant efficiencies while supplying our customers with the high quality products they need."
First quarter 2015 operating loss was $12.7 million, compared to an operating loss of $3.7 million in the 2014 fourth quarter and an operating loss of $16.9 million in the 2014 first quarter. First quarter 2015 included $1.2 million of additional severance liability associated with the 2014 restructuring activities. The fourth and first quarters of 2014 included net favorable restructuring related reversals of $8.4 million and $4.6 million, respectively. The 2014 fourth quarter also included $6.1 million of loss on sale of property, plant and equipment and asset impairments.
First quarter 2015 operating cash flow was $34.6 million compared to $8.9 million for the 2014 fourth quarter. The increase was primarily due to improved working capital management and various cash tax and restructuring payments in the 2014 fourth quarter which did not recur in the 2015 first quarter. Capital spending was $28.8 million and total cash generated was $2.4 million. The Company ended the quarter with cash and cash equivalents of $90.6 million.

SunEdison Semiconductor
501 Pearl Drive
St. Peters, MO 63376
+1 636 474 5000
www.sunedisonsemi.com

First quarter 2015 Adjusted EBITDA was $31.6 million, up 12.9% compared to fourth quarter 2014 Adjusted EBITDA of $28.0 million, and up significantly compared to 2014 first quarter Adjusted EBITDA of $15.0 million.  First quarter 2015 and first quarter 2014 Adjusted EBITDA included $10.8 million and $5.5 million, respectively, related to foreign exchange gains associated with the re-measurement of intra-company balances and derivative foreign currency forward contracts.  Please see the reconciliation and a description of Adjusted EBITDA in the attached financial tables.

Conference Call
SunEdison Semiconductor will host a conference call tomorrow, May 8, 2015, at 9:00 a.m. ET to discuss the Company’s first quarter 2015 results and other related business matters. A live webcast will be available on the Company’s web site at www.sunedisonsemi.com. Interested investors should go to the Company's web site at least fifteen minutes prior to the call to register and download any necessary audio software.
A replay of the conference call will be available from 10:30 a.m. ET on May 8, 2015, until 11:59 p.m. ET on May 22, 2015. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 357967. A replay will also be available on the Company’s web site at www.sunedisonsemi.com.

About SunEdison Semiconductor
SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select Market under the symbol "SEMI."

Investor & Media Contact
Chris Chaney
Director, Investor Relations & Corporate Communications
SunEdison Semiconductor Limited
cchaney@sunedisonsemi.com
+1 636 474 5226

-tables to follow-

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net sales to non-affiliates	$199.0	$204.9	$205.8
Net sales to affiliates	0.4	1.0	0.3
Cost of goods sold	182.2	182.4	197.8
Gross profit	17.2	23.5	8.3
Operating expenses (income):
Marketing and administration	20.5	21.1	21.8
Research and development	8.1	8.4	8.0
Restructuring charges (reversals)	1.2	(8.4)	(4.6)
Loss on sale of property, plant, and equipment	—	4.7	—
Long-lived asset impairment charges	0.1	1.4	—
Operating loss	(12.7)	(3.7)	(16.9)
Non-operating expenses (income):
Interest expense	3.5	3.7	0.2
Interest income	(0.1)	(0.1)	(0.1)
Interest, net - affiliates	—	—	(0.1)
Other, net	(10.4)	(2.0)	(5.3)
Total non-operating (income) expense	(7.0)	1.6	(5.3)
Loss before income tax expense	(5.7)	(5.3)	(11.6)
Income tax expense	3.3	4.9	3.6
Loss before equity in loss of equity method investments	(9.0)	(10.2)	(15.2)
Equity in loss of equity method investments, net of tax	(0.3)	(0.3)	—
Net loss	(9.3)	(10.5)	(15.2)
Net loss attributable to noncontrolling interests	—	—	0.6
Net loss attributable to SunEdison Semiconductor Limited shareholders	$(9.3)	$(10.5)	$(14.6)
Basic loss per share	$(0.22)	$(0.25)	$(0.35)
Diluted loss per share	$(0.22)	$(0.25)	$(0.35)
Weighted-average shares used in computing basic loss per share	41.5	41.5	41.5
Weighted-average shares used in computing diluted loss per share	41.5	41.5	41.5

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$90.6	$88.2
Accounts receivable, net	100.2	98.6
Accounts receivable, affiliate	9.4	4.3
Inventories	112.9	122.1
Deferred tax asset	27.3	27.3
Prepaid and other current assets	28.3	28.3
Total current assets	368.7	368.8
Property, plant, and equipment, net	585.3	598.8
Investments	129.4	130.3
Other assets	78.3	86.3
Total assets	$1,161.7	$1,184.2

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$2.1	$2.1
Short-term borrowings	7.6	—
Accounts payable	94.7	94.6
Accounts payable, affiliate	22.9	9.4
Accrued liabilities	48.6	57.6
Accrued wages and salaries	27.1	23.6
Restructuring liabilities	12.5	14.0
Total current liabilities	215.5	201.3
Long-term debt, less current portion	204.6	205.0
Pension and post-employment liabilities	54.5	54.7
Restructuring liabilities	3.5	3.9
Other liabilities	19.6	27.8
Total liabilities	497.7	492.7

Shareholders' equity:
Ordinary shares	946.7	943.1
Accumulated deficit	(88.0)	(78.7)
Accumulated other comprehensive loss	(195.9)	(174.1)
Total SunEdison Semiconductor Limited shareholders' equity	662.8	690.3
Noncontrolling interests	1.2	1.2
Total shareholders' equity	664.0	691.5
Total liabilities and shareholders' equity	$1,161.7	$1,184.2

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Cash flows from operating activities:
Net loss	$(9.3)	$(10.5)	$(15.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	29.7	28.6	28.3
Long lived asset impairment charges	0.1	1.4	—
Loss on sale of property, plant, and equipment	—	4.7	—
Stock-based compensation	3.6	4.0	2.3
Provision (benefit) for deferred taxes	3.5	5.3	(2.2)
Other	(0.2)	0.2	(0.4)
Changes in operating assets and liabilities:
Accounts receivable	(3.9)	5.1	(0.5)
Inventories	5.7	4.1	4.9
Amounts due from affiliates	(11.1)	(6.7)	(5.0)
Amounts due to affiliates	11.9	6.9	16.1
Prepaid and other current assets	(0.4)	(0.8)	3.6
Accounts payable and accrued liabilities	7.8	(5.1)	18.7
Income taxes payable	3.1	(17.6)	5.4
Pension and post-employment liabilities	(0.1)	(0.5)	(1.5)
Restructuring liabilities	(0.6)	(13.0)	(5.0)
Other	(5.2)	2.8	(5.2)
Net cash provided by operating activities	34.6	8.9	44.3
Cash flows from investing activities:
Capital expenditures	(28.8)	(23.1)	(19.6)
Notes receivable from affiliates	—	—	3.0
Disbursements made for notes receivable	(9.1)	—	—
Other	—	1.6	—
Net cash used in investing activities	(37.9)	(21.5)	(16.6)
Cash flows from financing activities:
Principal payments on long-term debt	(0.5)	(0.5)	—
Proceeds from short-term debt borrowings	7.6	—	—
Deferred financing costs and original issuance discount	—	(0.2)	—
Net Parent investment	—	—	(30.7)
Other	0.1	—	—
Net cash provided by (used in) financing activities	7.2	(0.7)	(30.7)
Effect of exchange rate changes on cash and cash equivalents	(1.5)	(1.6)	(0.1)
Net increase (decrease) in cash and cash equivalents	2.4	(14.9)	(3.1)
Cash and cash equivalents at beginning of period	88.2	103.1	40.8
Cash and cash equivalents at end of period	$90.6	$88.2	$37.7

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In millions)

ADJUSTED EBITDA CALCULATION [*]

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net loss attributable to SunEdison Semiconductor Limited shareholders	$(9.3)	$(10.5)	$(14.6)
Interest, net	3.4	3.6	—
Income tax expense	3.3	4.9	3.6
Depreciation and amortization	29.0	28.0	28.3
Restructuring expense (reversals) and other non-recurring items	1.2	(8.4)	(4.6)
Loss on sale of property, plant, and equipment	—	4.7	—
Long-lived asset impairment charges	0.1	1.4	—
Stock compensation expense	3.6	4.0	2.3
Equity in loss of equity method investments	0.3	0.3	—
Adjusted EBITDA [*]	$31.6	$28.0	$15.0
[*] Adjusted EBITDA is a non-GAAP financial measure. This measurement should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
We define Adjusted EBITDA as earnings before net interest expense, income tax expense (benefit), depreciation and amortization, restructuring expense (reversals) and other non-recurring items, loss on sale of property, plant, and equipment, long-lived asset impairment charges, stock compensation expense, and equity in loss of equity method investments. All of the omitted items are either (i) non-cash items or (ii) items that we do not consider in assessing our on-going operating performance. Because it omits non-cash items, we feel that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect our operating performance. Because it omits the other items, we believe Adjusted EBITDA is also more reflective of our on-going operating performance. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and

•	it is used by our management for internal planning purposes, including aspects of our operating budget and capital expenditures.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments,

•	it does not reflect changes in, or cash requirements for, working capital,

•	it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt,

•	it does not reflect payments made or future requirements for income taxes,

•
it adjusts for restructuring expense (reversals) and other non-recurring items, loss on sale of property, plant, and equipment, and long-lived asset impairments which are factors that we do not consider indicative of future performance,

•	it adjusts for non-cash stock compensation expense and equity in loss of equity method investments to more clearly reflect comparable period-over-period cash operating performance,

•
although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA, and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.